Exhibit 99.1 Piedmont Office Realty Trust Reports Second Quarter Results

ATLANTA, August 9, 2011 — Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended June 30, 2011.

Highlights for the Three Months Ended June 30, 2011:

—	Achieved Funds From Operations (“FFO”) of $0.38 per diluted share;

—	Completed approximately 1.2 million square feet of leasing at the Company’s 79 consolidated office properties, including 741,000 square feet of renewal leases and 439,000 square feet of new leases;

—

Purchased The Dupree, a 138,000 square foot building located in Atlanta’s Northwest submarket and The Medici, a 152,000 square-foot building located at 3284 Northside Parkway NW in the Piazza at Paces mixed-use development complex in Atlanta’s Buckhead submarket;

—	Made progress on our strategic capital allocation strategy.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “We continue to make meaningful progress on the leasing front as well as on our targeted capital allocation strategy. During the second quarter of 2011, Piedmont leased nearly 1.2 million square feet of space, purchased two new buildings and made progress toward recycling capital out of non-core markets. As we seek to deploy our available capital, we maintain an active pipeline and a disciplined approach to acquiring a combination of stabilized and value-add assets. As one of the largest office REITs with a diversified portfolio and a strong balance sheet, we believe we are able to take advantage of opportunistic market conditions and capitalize on improving office fundamentals.”

Results for the Second Quarter ended June 30, 2011:

Piedmont’s net income available to common stockholders was $21.0 million, or $0.12 per diluted share, for the second quarter of 2011, compared with $19.6 million, or $0.11 per diluted share, for the second quarter 2010. FFO totaled $65.1 million, or $0.38 per diluted share, for the current quarter as compared with $56.6 million, or $0.33 per diluted share for the quarter ended June 30, 2010. The prior year results reflect a $9.6 million, or $0.05 per share, impairment charge. Excluding $0.7 million of transaction costs associated with the Company’s two acquisitions in the quarter, Core FFO totaled $65.8 million, or $0.38 per diluted share, for the current quarter, as compared to $66.2 million, or $0.38 per diluted share, for the quarter ended June 30, 2010. Adjusted FFO (“AFFO”) for the second quarter of 2011 totaled $47.0 million, or $0.27 per diluted share, as compared to $55.8 million, or $0.32 per diluted share, in the second quarter of 2010, reflecting increased capital expenditures during the current quarter associated with leasing activity.

Revenues for the quarter ended June 30, 2011 totaled $112.8 million compared to $110.0 million in the same period a year ago. Property operating expenses were $58.7 million in the second quarter of 2011 compared to $55.3 million in the second quarter of 2010, with the increase in the current quarter reflecting the acquisition of seven additional properties since July 1, 2010. Same store net operating income (on a cash basis) for the quarter was $82.4 million compared to $85.9 million for the quarter ended June 30, 2010.

Leasing Update

During the second quarter of 2011, the Company executed approximately 1.2 million square feet of office leasing throughout its markets. Of the leases signed during the quarter, 741,000 square feet, or 63 percent, was renewal-related and 439,000 square feet, or 37 percent, was with new tenants. Leases executed year to date will increase rental rates upon commencement by 5.4 percent and 8.6 percent on a cash and accrual basis, respectively. The Company’s overall office portfolio was 86.5 percent leased as of June 30, 2011, with a weighted average lease term remaining of 6.3 years. The Company’s overall leased percentage decreased 330 basis points from June 30, 2010, primarily as the result of several value-add acquisitions over the past twelve months including 500 W. Monroe Street (67 percent leased), The Medici (22 percent leased), 1200 Enclave Parkway (18 percent leased), and Suwanee Gateway One (0 percent leased). On a same store basis, the Company’s portfolio was 88.9 percent leased as of June 30, 2011 as compared to 89.5 percent leased as of June 30, 2010. The Company continues to actively manage its upcoming lease expirations including several large 2011 and 2012 lease expirations.

A detailed presentation of the Company’s leasing activity can be found on pages 6 and 22 of Piedmont’s quarterly supplemental reporting package.

Capital Markets and Financing Activities

As previously announced, Piedmont purchased two Class A properties in the Atlanta market during the second quarter of 2011. Piedmont acquired The Dupree, a Class-A, six-story, 137,818 square foot building located in Atlanta’s Northwest submarket for approximately $20.5 million in an off-market transaction and The Medici, a Class-A, 152,221 square foot property located within the Piazza at Paces mixed-use development complex in Atlanta’s Buckhead submarket for $13.2 million. Additionally, Piedmont also completed the sale of another of its unconsolidated (4% owned) joint ventures, 360 Interlocken Boulevard, in Broomfield, CO.

Piedmont’s gross assets amounted to $5.5 billion as of June 30, 2011. Total debt remained at approximately $1.6 billion as of June 30, 2011, consistent with the previous quarter of 2011. The Company’s total debt-to-gross assets ratio was 29.8 percent as of June 30, 2011 as compared with 26.6 percent as of December 31, 2010, reflecting the assumption of $185.0 million of debt in conjunction with the acquisition of the 500 W. Monroe building during the previous quarter. Net debt to annualized core EBITDA ratio was 4.7 times and the Company`s fixed charge coverage ratio was 4.4 times. As of June 30, 2011, Piedmont had cash and capacity on its unsecured line of credit of approximately $203 million.

Subsequent to Quarter End

Acquisitions and Dispositions

On July 1, 2011, the Company completed the sale of its Eastpointe Corporate Center property, located in suburban Seattle at 22833 SE Black Nugget Road, Issaquah, WA for approximately $32 million. The sale completes Piedmont’s exit from the Seattle market, which Piedmont has currently designated as a non-core market in its capital allocation strategy.

On August 1, 2011, Piedmont entered into an agreement to sell its 96.5% ownership interest in 35 West Wacker Drive, an office building located in Chicago, IL, at a gross sale price that values the building at $401 million. The sale is contingent upon satisfactory completion of due diligence and lender approvals and is anticipated to close by year end.

Dividend

On August 9, 2011, the Board of Directors of Piedmont declared dividends for the third quarter of 2011 in the amount of $0.315 per common share outstanding to stockholders of record as of the close of business on September 1, 2011. Such dividends are to be paid on September 22, 2011.

Guidance for 2011

The Company reiterates financial guidance for full-year 2011 based on management’s expectations as follows:

	Low		High
Core FFO	$256	—	$269	Million

Core FFO per diluted share	$1.48	—	$1.56

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. These estimates exclude future acquisitions and dispositions which could result in a change in the Company’s 2011 outlook and guidance when they are consummated. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Wednesday, August 10, 2011 at 10:00 A.M. Eastern Time. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are 1-877-407-4018 for participants in the United States and 1-201-689-8471 for international participants. The conference identification number is 375750. A replay of the conference call will be available until August 24, 2011, and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants, followed by passcode 375750. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review second quarter 2011 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the three months ended June 30, 2011 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New

York, Dallas, Los Angeles and Boston. As of June 30, 2011, Piedmont’s 79 wholly-owned office buildings were comprised of approximately 22 million rentable square feet and were 86.5% leased. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring over $5.8 billion in properties since 1998. For more information, see http://www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the Company`s leasing and transaction momentum and prospects; the Company`s accretive and capital recycling opportunities; the Company`s ability to deploy capital in the coming quarters; the Company’s ability to consummate pending acquisitions and dispositions and the Company`s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2011.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: the Company`s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company`s large lead tenants; the impact of competition on the Company`s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company`s assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of the Company`s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company`s ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in the Company`s most recent Annual Report on Form 10-K for the period ended December 31, 2010, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Investor Relations Firm Contact:

ICR Inc.

Nikki Sacks

203-682-8263

Nikki.Sacks@icrinc.com

Transfer Agent Services Contact:

The Bank of New York Mellon

866-354-3485

investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

Unaudited (in thousands)

	June 30, 2011	December 31, 2010

Assets:
Real estate assets, at cost:
Land	$689,611	$643,302
Buildings and improvements	3,876,346	3,671,749
Buildings and improvements, accumulated depreciation	(789,718)	(741,723)
Intangible lease asset	225,182	219,770
Intangible lease asset, accumulated amortization	(136,180)	(145,742)
Construction in progress	15,298	11,152
Real estate assets held for sale	22,263	21,353
Real estate assets held for sale, accumulated depreciation and amortization	(3,163)	(3,033)

Total real estate assets	3,899,639	3,676,828
Investment in unconsolidated joint ventures	41,271	42,018
Cash and cash equivalents	21,404	56,718
Tenant receivables, net of allowance for doubtful accounts	31,143	28,849
Straight line rent receivable	107,308	105,081
Notes receivable	-	61,144
Due from unconsolidated joint ventures	537	1,158
Restricted cash and escrows	32,309	12,475
Prepaid expenses and other assets	14,577	11,249
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	4,396	5,306
Deferred lease costs, less accumulated amortization	227,073	192,168
Other assets held for sale	452	389

Total assets	$4,560,206	$4,373,480

Liabilities:
Line of credit and notes payable (net of discounts of $471 and $0 as of June 30, 2011 and December 31, 2010, respectively)	$1,637,054	$1,402,525
Accounts payable, accrued expenses, and accrued capital expenditures	126,111	112,648
Deferred income	32,161	35,203
Intangible lease liabilities, less accumulated amortization	43,657	48,959
Interest rate swap	-	691

Total liabilities	1,838,983	1,600,026

Stockholders’ equity :
Common stock	1,728	1,727
Additional paid in capital	3,662,522	3,661,308
Cumulative distributions in excess of earnings	(948,956)	(895,122)
Other comprehensive loss	(44)	(691)

Piedmont stockholders’ equity	2,715,250	2,767,222
Non-controlling interest	5,973	6,232

Total stockholders’ equity	2,721,223	2,773,454

Total liabilities, redeemable common stock and stockholders’ equity	$4,560,206	$4,373,480

Net Debt (Gross debt less cash and cash equivalents and restricted cash and escrows)	$1,583,812	$1,333,332
Total Gross Assets (1)	$5,489,267	$5,263,978

Number of shares of common stock outstanding at end of period	172,827	172,658

(1) Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Revenues:
Rental income	$112,834	$110,049	$222,291	$219,886
Tenant reimbursements	36,000	33,034	68,344	67,811
Property management fee revenue	363	705	1,193	1,458
Other rental income	1,347	479	4,751	975

Total revenues	150,544	144,267	296,579	290,130

Operating expenses:
Property operating costs	58,740	55,288	113,387	110,414
Depreciation	27,723	25,369	54,639	50,849
Amortization	15,821	10,913	27,872	22,246
General and administrative	7,697	7,948	14,522	14,568

Total operating expenses	109,981	99,518	210,420	198,077

Real estate operating income	40,563	44,749	86,159	92,053

Other income (expense):
Interest expense	(19,313)	(18,933)	(36,487)	(38,024)
Interest and other income	(253)	1,036	3,206	2,005
Equity in income of unconsolidated joint ventures	338	647	547	1,384
Gain (loss) on consolidation of a variable interest entity	(388)	-	1,532	-

Total other income (expense)	(19,616)	(17,250)	(31,202)	(34,635)

Income from continuing operations	20,947	27,499	54,957	57,418

Discontinued operations:

Operating income	201	1,849	280	3,516

Impairment loss	-	(9,587)	-	(9,587)

Income / (loss) from discontinued operations	201	(7,738)	280	(6,071)

Net income	21,148	19,761	55,237	51,347

Less: Net income attributable to noncontrolling interest	(121)	(125)	(243)	(251)

Net income attributable to Piedmont	$21,027	$19,636	$54,994	$51,096

Weighted average common shares outstanding—diluted	172,986	172,718	172,908	168,912

Net income per share available to common stockholders—diluted	$0.12	$0.11	$0.32	$0.30

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Net income attributable to Piedmont	$21,027	$19,636	$54,994	$51,096

Depreciation (1) (2)	27,879	25,872	55,033	52,122
Amortization (1)	15,878	11,104	27,984	22,592
(Gain) loss on sale of properties (1)	(45)	-	(45)	-
(Gain) loss on consolidation of variable interest entity	388	-	(1,532)	-

Funds from operations	65,127	56,612	136,434	125,810

Acquisition costs	716	48	690	48
Impairment loss on real estate assets (1)	-	9,587	-	9,587

Core funds from operations	65,843	66,247	137,124	135,445

Depreciation of non real estate assets	168	178	338	357
Stock-based and other non-cash compensation expense	896	711	1,864	1,364
Deferred financing cost amortization	1,060	696	1,667	1,393
Amortization of fair market adjustments on notes payable	942	-	942	-
Straight-line effects of lease revenue (1)	(2,596)	(784)	(359)	289
Amortization of lease-related intangibles (1)	(1,670)	(1,525)	(3,033)	(2,952)
Income from amortization of discount on purchase of mezzanine loans		(694)	(484)	(1,362)
Acquisition costs	(716)	(48)	(690)	(48)
Non-incremental capital expenditures (3)	(16,908)	(8,969)	(38,377)	(18,383)

Adjusted funds from operations	$47,019	$55,812	$98,992	$116,103

Weighted average common shares outstanding - diluted	172,986	172,718	172,908	168,912

Funds from operations per share (diluted)	$0.38	$0.33	$0.79	$0.74
Core funds from operations per share (diluted)	$0.38	$0.38	$0.79	$0.80
Adjusted funds from operations per share (diluted)	$0.27	$0.32	$0.57	$0.69

(1) Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.

(2) Excludes depreciation of non real estate assets.

(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Net income attributable to Piedmont	$21,027	$19,636	$54,994	$51,096

Net income attributable to non-controlling interest	121	125	243	251
Interest Expense	19,313	18,933	36,487	38,024
Depreciation(1)	28,047	26,050	55,371	52,478
Amortization(1)	15,878	11,104	27,984	22,592
Impairment loss (1)	-	9,587	-	9,587
(Gain) loss on sale of properties (1)	(45)	-	(45)	-
(Gain) loss on consolidation of variable interest entity	388	-	(1,532)	-

Core EBITDA*	84,729	85,435	173,502	174,028

General & administrative expenses(1)	7,724	7,993	14,624	14,689
Management fee revenue	(363)	(705)	(1,193)	(1,458)
Interest and other income	253	(1,036)	(3,206)	(2,005)
Lease termination income	(1,347)	(479)	(4,751)	(975)
Lease termination expense-straight line rent & acquisition intangibles write-offs	43	679	479	746
Straight line rent adjustment(1)	(2,639)	(1,463)	(667)	(456)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,670)	(1,525)	(3,204)	(2,952)

Core net operating income (cash basis)*	86,730	88,899	175,584	181,617

Acquisitions	(3,415)	-	(3,061)	-
Dispositions	-	(1,683)	1	(3,364)
Industrial properties	(242)	(91)	(482)	(364)
Unconsolidated joint ventures	(696)	(1,186)	(1,354)	(2,453)

Same Store NOI*	$82,377	$85,939	$170,688	$175,436

Change period over period in same store NOI	-4.1%		-2.7%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.4		4.8
Annualized Core EBITDA (Core EBITDA x 4)	$338,916		$347,004

(1) Includes amounts attributable to wholly-owned properties, including discontinued operations, and our proportionate of amounts attributable to unconsolidated joint ventures.

(2) Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties and unconsolidated joint venture assets. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.